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                          CERIDIAN CORPORATION
                       SAVINGS AND INVESTMENT PLAN

                    Seventh Declaration of Amendment


Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan, the undersigned hereby amends the Plan in the manner set forth below.

1.   Section 6.2 of the Plan is amended to read as follows:

     "6.2 Withdrawals from Accounts After Age 59-1/2 or Disability. Subject to the provisions of Section 6.4, a Participant who is an Employee and has attained age 59-1/2 or has become Disabled may withdraw all or any portion of his or her vested Account balances."

2. Section 6.4 of the Plan is amended by adding a new Subsection (G) which reads as follows:

          "(G)  If a Participant makes a withdrawal pursuant to Section
     6.2 from his or her Performance-Based Matching Account and he or she does not have a fully vested interest in the Account at the time of the withdrawal, his or her vested interest in the Account will thereafter be determined in accordance with Section 7.3(B)."

The foregoing amendments are effective January 1, 1995.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be
executed by its duly authorized officers this      day of May, 1997.

                                 CERIDIAN CORPORATION


Attest:                            By:
       Secretary                      Vice President